Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bluerock Enhanced Multifamily Trust, Inc.:

We consent to the use of our report dated March 13, 2012, with respect to the consolidated balance sheets of Bluerock Enhanced Multifamily Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and to the reference to our firm under the heading “Experts” in Supplement No. 7 to the prospectus, in the registration statement on Form S-11 (registration number 333-153135), of Bluerock Enhanced Multifamily Trust, Inc.

/s/ KPMG LLP

Indianapolis, Indiana
March 23, 2012